Exhibit 10.13.1
AMENDMENT AGREEMENT TO THE INDIVIDUAL INDEFINITE EMPLOYMENT CONTRACT OF JANUARY 18, 1999, ENTERED INTO BY THE PARTY OF KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V., REPRESENTED HEREIN BY MR. CRISTIAN LOUSTAUNAU ARMAS, IN HIS CAPACITY AS ATTORNEY IN FACT (HEREAFTER, THE “COMPANY”), AND BY THE PARTY OF MRS. GLORIA MINERVA BALLESTEROS VALDES, OF HIS OWN FREE WILL (HEREAFTER, THE “EXECUTIVE”, AND JOINTLY WITH THE COMPANY, HEREAFTER, THE “PARTIES”), IN ACCORDANCE WITH THE FOLLOWING ANTECEDENTS, RECITALS, AND CLAUSES (HEREAFTER, THE “AGREEMENT”):
ANTECEDENTS
FIRST. The Parties signed an Individual Indefinite Employment Contract on January 18, 1999, (hereafter, the “Contract”), by which the Parties agreed the Executive would render their personal services to, and subordinate of, the Company at the level and in the position of “Transport Planning Assistant“, in accordance with the terms and conditions set forth therein.
SECOND. On October 20, 2008, the Executive was promoted to the position of Senior Vice President Sales & Marketing and Asset Management
RECITALS
The Parties declare:
The Employee at the moment carries out the position of Executive Director of Sales, Marketing research and Administration of Assets.
(a)	To agree to deem transcribed here the recitals chapter to the Contract, with the exception of that stated in Recital I.b and II.a to the Contract,

(b)	The Executive indicates his address to be that located at Turín No.131, Colonia Satélite Acueducto, Monterrey, N.L. C.P.64960.

(c)	At this time the Employee render their personal services to, and subordinate of, the Company at the level and in the position of Senior Vice President Sales & Marketing and Asset Management.

(d)	That the terms and conditions set forth in this Agreement are integrally included in the Contract.

(e)	To mutually acknowledge the capacity under which each party represents to sign this Agreement, and the Parties acknowledge the legal force and effect of same.
The Parties acknowledge the Antecedents and Recitals preceeding as true and agree to be bound according to the following:

CLAUSES
FIRST.- The Parties agree to add a FOURTEENTH clause to the Contract, as follows:
“FOURTEENTH CLAUSE. TERMINATION OF THE CONTRACT AS A RESULT OF A CHANGE IN SHAREHOLDER CONTROL.
(a) Termination of Employment without Just Cause. In the event the Company terminates the employment of the Executive with the Company, during a period of two (2) years following a Change in Shareholder Control (as defined in Paragraph (b) to this Clause), by reason of any cause other than a Just Cause (as defined in Paragraph (d) to this Clause) or the Executive terminates their employment by reason of any of the causes indicated in Paragraph (c) to this Clause (the “Termination of Employment without Just Cause”); and the Executive and the Company agree to the Termination of Employment waiving the Company of any liability related to, or resulting from, same (the “Acceptance of the Termination of Employment”), the Company will be obliged to the Executive for:
(i)	The severance payment to which the Executive is entitled under the terms of Articles 48, 49, and 50 of the Federal Labor Law.

(ii)	Payment, to be made within five (5) days following that on which the Executive has given written notice of their Acceptance of the Termination of Employment, of an amount equal to: (A) the result of multiplying the annual gross salary of the Executive on the Termination of Employment by two (2), less (B) the total amount of the payments made to the Executive under the terms of section (i) preceding; and

(iii)	Following the Termination of Employment and the Executive giving their Acceptance of the Termination of Employment, any option to acquire, purchase, or assign shares, restricted shares in circulation, performance shares, or other rights of interest in the equity capital of the Company and/or any affiliate or related entities of the Company, that were not payable on such date and to which the Executive is entitled, with independence of the date in which such shares were granted to the Executive by the Company, will become payable and will be paid to the Executive immediately, and any restriction or limitation inherent to same will be eliminated and will be deemed non-existent insofar as the applicable laws and regulations so permit.

(iv)	Granting the Executive the right to purchase the executive vehicle assigned to the Executive at the time, in adherence of the Executive Vehicle Policy of the Company.

(v)	The Company will transfer to the Executive all rights for the use of the telephone line (number) corresponding to the cellular telephone assigned to the Executive for the performing of their duties.

Any payment to be made in accordance with the terms of this clause will be subject to deductions for taxes as required and stipulated by current legislation.
Following the Termination of Employment under the terms of this Clause, all benefits of the Executive related to, or resulting from, any employment benefit or bonus plans applied by the Company, including those not mentioned in this Contract, will be deemed terminated in accordance with the terms and conditions established for such plans. The foregoing notwithstanding, the Company will deliver and/or instruct the persons so authorized to deliver to the Executive the resources accrued in their favor prior to the date of the Termination of Employment, according to such employment benefit or bonus plans.
(b) Change in Shareholder Control. For the purposes of this Clause, a “Change in Shareholder Control” will have occurred when:
(i)	The majority of the members of the Kansas City Southern (“KCS”) Board of Directors are replaced over any twelve month period with board members whose election or appointment was not submitted or resolved by the majority of the members of the Board of Directors serving immediately prior to such election or appointment; or

(ii)	Any person or group of persons acquires capital shares of KCS representing 30% or more of the total voting shares of KCS in circulation during the twelve months prior to the last date of acquisition by such person or group of persons; or

(iii)	Any person or group of persons acquires KCS shares representing more than 50% of the fair market value of the shares of KCS, or 50% of the total capital voting shares of KCS; or

(iv)	Any person or group of persons acquires KCS assets representing more than 40% of the gross fair market value of the total gross fair market value of the assets of KCS during the twelve months prior to the last date of acquisition by such person or business group; or

(v)	Any individual person or legal entity or any group of persons other than KCS or its affiliates, subsidiaries, or related entities (the “KCS Group”), directly or indirectly acquires ownership of more than 50% of the capital shares of KCSM; or

(vi)	Any individual person or legal entity or any group of persons other than the KCS Group acquires KCSM assets representing a gross fair market value of more than 51% of the total gross fair market price for all KCSM assets immediately prior to such acquisition; or

(vii)	The majority of the members of the Company Board of Directors is replaced with board members whose appointment or election has not been approved by the entities of the KCS Group that are shareholders in the Company.
(c) Unjust Causes. For the purposes of this Contract, “Unjust Causes” or “without Just Cause” will mean, without affecting other just causes for the termination of the employment of the Executive as provided for by the Federal Labor Law:

(i)	A significant reduction or other significant negative change in the responsibilities, powers, or duties of the Executive;

(ii)	A reduction of the remunerations of the Executive;

(iii)	The Company requires the Executive to perform their regular duties from any office or site located more than sixty (60) kilometers from the place where the Executive had performed their duties prior to receiving such order; or

(iv)	Any other action or omission on the part of the Company that would constitute a breach of this Contract or a violation of the Federal Labor Law.
The Executive will be entitled to the Termination of Employment without Just Cause as referred to in section (a) to this Clause only when: (A) The Executive delivers written notice to the Company within ninety (90) days of the initial occurrence of any Unjust Cause, describing same in detail and providing statement that the employment of the Executive will conclude on the date indicated in the notice (the “Date of Termination for Unjust Cause”), which will not be less than thirty (30) calendar days or more than ninety (90) ninety [sic] calendar days following the date on which such notice is delivered to the Company, and (B) the Company does not resolve the Unjust Cause prior to the Date of Termination for Unjust Cause.
(d) Termination with Cause. Any other provision to the contrary set forth in this Contract notwithstanding, the Company may terminate the Employment of the Executive with Cause at any time following the date of a Change in Shareholder Control. For the purposes of this Contract, “Just Cause” or “with Cause” means the rescission of employment at no liability to the employer as provided for by the Federal Labor Law, including the commission of any criminal offense or the failure of the Executive to comply with their respective obligations while performing their duties. The following are not considered Just Causes and therefore will not be deemed as such:
(i)	Any act or omission on the part of the Executive, which the Executive, in good faith, has determined to be in the interests, or not against the interests, of the Company (without the intention of the Executive being to directly or indirectly obtain a benefit to which the Executive is not legally entitled) and,

(ii)	Any act or omission for which the Executive has delivered a Notice of Termination of Employment more than twelve (12) months after the date on which the Company learns of the act or omission in question.
SECOND.- The term of this Agreement will commence on the date of its signing and will conclude on the termination date of the Contract. The foregoing notwithstanding, the parties expressly agree that the effects of this Agreement will be retroactive to October 20, 2008, date in which the Executive was promoted to the position of Senior Vice President Sales & Marketing and Asset Management.
THIRD.- With the exception of the amendments set forth in this Agreement, the Contract will remain in effect under the same terms and conditions as originally agreed, except for the salary increases the

Executive may have received from the Company over the course of time without amendment of the Contract.
FOURTH.- The Parties declare their agreement that this Agreement may be signed one or more counterparts, jointly or separate, in the Mexican Republic or abroad, without such circumstance affecting the force and effect of this Agreement in any manner.
FIFTH. - The Parties agree that for the interpretation of and compliance with the Contract and this Agreement, irrevocably submit themselves to the jurisdiction of the corresponding courts of Monterrey, Nuevo Leon, waiving any other jurisdiction that may be invoked by reason of present or future residence, or by any other reason.
The Parties sign this Agreement in duplicate, each Party retaining one original copy, expressing their full agreement and declaring that after having read same, the Parties acknowledge the legal force and effect of this Agreement, in Monterrey, Nuevo Leon on the 2nd day of the month of June, 2009.

“The Company”	“The Executive”
Kansas City Southern de México,
S.A. de C.V.

Mr. Cristian Loustaunau Armas	Mrs. Gloria Minerva Ballesteros Valdes
Attorney in Fact